UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 15, 2016

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

707 17th Street, Suite 4200

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                       Entry into a Material Definitive Agreement.

On January 15, 2016, Intrepid Potash, Inc. (“Intrepid,” “we,” “us,” or “our”) entered into the following amendments:

•                  Amendment No. 3 to Credit Agreement (the “Credit Facility Amendment”) with each of the lenders named therein and U.S. Bank National Association, as administrative agent (“U.S. Bank”).  The Credit Facility Amendment amends the Credit Agreement, dated as of August 3, 2011, and amended as of August 5, 2013, and August 28, 2015 (together, the “Credit Facility”), by and among Intrepid, each of the lenders named therein, and U.S. Bank.

•                  First Amendment to Note Purchase Agreement (the “NPA Amendment,” and, together with the Credit Facility Amendment, the “Amendments”) with each of the purchasers named therein.  The NPA Amendment amends the Note Purchase Agreement, dated August 28, 2012 (the “NPA”), by and among Intrepid and each of the purchasers named therein.

The Amendments modify the financial covenants under the Credit Facility and NPA as follows:

•                  Our covenant requirements for maximum leverage ratio (calculated as the ratio of funded indebtedness to adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, and certain other expenses, as defined in the Credit Facility) for the prior four fiscal quarters) remain at 3.5 times; however, funded indebtedness is now calculated as total funded indebtedness minus cash and cash equivalent investments on hand up to a maximum of $75 million.

•                  Our covenant requirements for minimum fixed charge coverage ratio (calculated as the ratio of adjusted EBITDA for the prior four fiscal quarters, minus maintenance capital expenditures and cash paid for income taxes, to interest expense plus scheduled principal amortization of long-term funded indebtedness) remain at 1.3 times; however, annual maintenance capital expenditures is now set at $20 million instead of the previous $40 million.

In addition, the NPA Amendment provides that the interest rate for the notes issued pursuant to the NPA will be increased by 0.25% during any time that our leverage ratio exceeds 2.25 to 1.00.

The Credit Facility, as amended, continues to have a maturity date of August 28, 2020, and loan commitments by the lenders of $250 million, consisting of a revolving credit facility, a swing line sub-facility of up to $25 million, and a letter of credit sub-facility of up to $25 million.  We do not currently have any borrowings under the Credit Facility.

The NPA, as amended, continues to have $150 million aggregate principal amount of unsecured senior notes outstanding under it, consisting of the following series:

•                  $60 million of 3.23% Senior Notes, Series A, due April 16, 2020

•                  $45 million of 4.13% Senior Notes, Series B, due April 14, 2023

•                  $45 million of 4.28% Senior Notes, Series C, due April 16, 2025

The description set forth above is qualified in its entirety by the Amendments, copies of which are filed as Exhibits 10.1 and 10.2 to this report and incorporated by reference into this Item 1.01.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 7.01                          Regulation FD Disclosure.

On January 15, 2016, Intrepid issued a press release relating to the execution of the Amendments.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.                       Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description
10.1	Amendment No. 3 to Credit Agreement, dated as of January 15, 2016, by and among Intrepid Potash, Inc., each of the lenders named therein, and U.S. Bank National Association, as Administrative Agent
10.2	First Amendment to Note Purchase Agreement, dated as of January 15, 2016, by and among Intrepid Potash, Inc. and each of the purchasers named therein
99.1	Press Release, dated January 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: January 19, 2016	By:	/s/ Margaret E. McCandless
Margaret E. McCandless
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 3 to Credit Agreement, dated as of January 15, 2016, by and among Intrepid Potash, Inc., each of the lenders named therein, and U.S. Bank National Association, as Administrative Agent
10.2	First Amendment to Note Purchase Agreement, dated as of January 15, 2016, by and among Intrepid Potash, Inc. and each of the purchasers named therein
99.1	Press Release, dated January 15, 2016